UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 13, 2020

NORTHERN OIL AND GAS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Carlson Parkway, Suite 990 Minnetonka, Minnesota	55305
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code   (952) 476-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	NOG	NYSE American
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

On May 13, 2020, Northern Oil and Gas, Inc. (the “Company”) entered into an exchange agreement with holders of the Company’s 8.5% senior secured notes due 2023 (the “Notes”). Pursuant to this agreement, the Company agreed to issue $13,232,369 in agreed upon value of the Company’s common stock, par value $0.001 per share (“Common Stock”) in exchange for $15,567,493 aggregate principal amount of the Notes. The Company will initially issue the holders 15,490,949 shares of Common Stock. The Company may be required to issue the holders additional shares of Common Stock in the future, if the average daily volume weighted average price (VWAP) of the Common Stock over a specified period is below the price at which the initial shares were deemed to be issued. This transaction is expected to close and the initial shares of Common Stock are expected to be issued on May 18, 2020.

Upon closing of this and the Company’s other recent exchange agreements, previously disclosed on Form 8-K filed with the SEC on May 8, 2020, the Company will have approximately $305.8 million remaining principal amount of Notes outstanding.

The issuance of the shares of Common Stock in exchange for the Notes is being made in reliance on the exemption from registration provided in Section 3(a)(9) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2020	NORTHERN OIL AND GAS, INC. By /s/ Erik J. Romslo Erik J. Romslo Chief Legal Officer and Secretary